Exhibit 99.1

Trident Acquisition Corp. clarifies amount to be placed in trust for three month extension is $0.15 per non-redeeming share

NEW YORK, May 26, 2020 /PRNewswire/ -- Trident Acquisitions Corp. (NASDAQ: TDACU, TDAC, TDACW) ("Trident"), a special purpose acquisition company, wishes to clarify that, if stockholders approve the amendment to Trident’s certificate of incorporation at the stockholder’s meeting to be held on May 28, 2020, Trident’s insiders or their affiliates or designees must deposit $0.15 for each public share of common stock that has not been redeemed into the trust account for the three month extension. Trident was advised that Institutional Shareholder Services (ISS) previously issued a report that erroneously stated the amount that would be deposited would only be $500,000 in the aggregate.

About Trident Acquisitions Corp.

Trident is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Trident's securities are quoted on the NASDAQ stock exchange under the ticker symbols TDACU, TDAC and TDACW.

Important Notice Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including the funding of the Trust Account to extend the period of time for Trident to consummate a business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Trident, including those set forth in the Risk Factors section of Trident's annual report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC's website, www.sec.gov. Trident undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Disclaimer

Trident Acquisitions Corp. and its directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of Trident’s common stock at the special meeting of stockholders scheduled for May 28, 2020. Information about the proposals presented at the meeting are contained in the proxy statement, which was previously mailed to stockholders. This document can be obtained free of charge from the sources indicated below.

Trident has mailed the Definitive Proxy Statement and a proxy card to each shareholder entitled to vote at the meeting. INVESTORS AND SECURITY HOLDERS OF TRIDENT ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MEETING THAT TRIDENT WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TRIDENT AND THE PROPOSALS PRESENTED AT THE MEETING. The proxy statement and any other documents filed by Trident with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to Trident at info@tridentacquisitions.com.